GABELLI GOLD FUND, INC.

ARTICLES OF AMENDMENT



	Gabelli Gold Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST:	The Charter of the Corporation is amended by redesignating
        the existing class of Common Stock of the Corporation as Class AAA Series Shares of Common Stock.

	SECOND:	The amendment to the Charter of the Corporation as set forth above has been approved by at least a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

	IN WITNESS WHEREOF, the Gabelli Gold Fund, Inc. has caused these Articles of Amendment to be executed by its Vice President and witnessed by its Secretary as of the 25th day of April, 2000.
        The Vice President of the Corporation who signed these Articles of Amendment acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.



WITNESS:	GABELLI GOLD FUND, INC.



By: /s/ James E. McKee	By: /s/ Bruce N. Alpert
	 James E. McKee	 Bruce N. Alpert
	 Secretary	 Vice President
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